Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of PGT, Inc. and to the incorporation by reference therein of our reports dated March 7, 2008, with respect to the consolidated financial statements of PGT, Inc., and the effectiveness of internal control over financial reporting of PGT, Inc., included in its Annual Report (Form 10-K) for the year ended December 29, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants
Tampa, Florida
March 27, 2008